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                                                           EXHIBIT NO. 99.10(b)


                          INDEPENDENT AUDITORS' CONSENT



         We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration No. 33-7638 of MFS Series Trust I of our report dated October 9, 1999 appearing in the annual report to shareholders for the year ended August 31, 1999 of MFS Global Asset Allocation Fund, MFS Equity Income Fund, MFS Research Growth and Income Fund, MFS Strategic Growth Fund, MFS Core Growth Fund, MFS Convertible Securities Fund, MFS Blue Chip Fund, MFS Science and Technology Fund, MFS New Discovery Fund and MFS Research International Fund, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


ERNST & YOUNG LLP
Ernst & Young LLP


Boston, Massachusetts
October 27, 1999